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                               [Andersen Letterhead]



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


January 15, 2002

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K A1 dated January 3, 2002 of InMedica Development Corporation to be filed with the Securities and Exchange Commission, and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP


cc: Richard Bruggeman, CFO, InMedica Development Corporation